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EXHIBIT 12

The ratio of earnings to fixed charges was computed as follows:

                                                                                                                              PRO
                                                                                                                             FORMA
                                                           PERIOD                                                  26-WEEK  26-WEEK
                                                            FROM       PERIOD                PRO FORMA             TRANSI-  TRANSI-
                                     FISCAL               DECEMBER      FROM                   FISCAL              TIONAL   TIONAL
                         FISCAL       YEAR      FISCAL    30, 1999   OCTOBER 2,    FISCAL       YEAR    28 WEEKS   PERIOD   PERIOD
                       YEAR ENDED    ENDED    YEAR ENDED     TO       2000 TO    YEAR ENDED    ENDED      ENDED     ENDED    ENDED
                        DECEMBER    DECEMBER   DECEMBER    OCTOBER   JANUARY 3,  JANUARY 2,  JANUARY 2,  JULY 18,   JULY     JULY
                        31, 1997    30, 1998   29, 1999    1, 2000      2001        2002        2002        2001   3, 2002  3, 2002
                       ----------  ---------  ----------  --------   ----------  ----------  ----------  --------  -------  -------

                                                          (DOLLARS IN THOUSANDS)
Fixed charges:
Interest expense, net(1)  1,873        (738)    (2,143)     (2,842)    11,590      38,029     44,173     22,046     12,890  18,598
Capitalized interest        304         328        392         368        170         369        369        223        158     158
Amortized premiums,
   discounts and
   capitalized
   expenses
   related to
   indebtedness               -           -        228         174      1,221       4,678      4,678      2,518      1,974   1,974
Estimated interest in
   rental expense         3,078       3,241      3,574       2,866        894       3,936      3,936      2,115      2,116   2,116
                         ------      ------     ------      ------    -------     -------    -------    -------    -------  ------
   Total fixed
   charges                5,255       2,831      2,051         566     13,875      47,012     53,166     26,902     17,138  22,846

Earnings:
Pretax income
   before minority
   interest(2)           46,508      63,726     67,237      51,145      2,064      28,078     21,934     13,695    (10,675) 22,093
Fixed charges (from
   above)                 5,255       2,831      2,051         566     13,875      47,012     53,166     26,902     17,138  22,846
Amortization of
   capitalized
   interest                 400         400        400         308         92         400        400        215        200     200
Capitalized interest        304         328        392         368        170         369        369        223        158     158
Minority interest
   that had not
   incurred fixed
   charges                    -           -          5          74        (17)         18         18        (26)       197     197
                         ------      ------     ------      ------     ------      ------     ------     ------    -------  ------
   Total earnings        51,859      66,629     69,291      51,577     15,878      75,103     75,103     40,615      6,308  44,784
Ratio of earnings
   to fixed charges         9.9        23.5       33.8        91.1        1.1         1.6        1.4        1.5        0.4     2.0

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(1)  "Interest expense, net" comprises:
        Interest expense (per  statement of operation)
        Less interest income (per statement of operations) and OID amortization (per statement of cash flows) and amortization of debt issuance costs (per statement of cash flows)

(2)  "Pretax income before minority interest" comprises:
        Income (loss) before income tax expense (benefit)
        Less minority interest (disclosed as a component of earnings above)